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                                                                    EXHIBIT 23.1


                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Castle Networks, Inc.:


We consent to the inclusion of our report dated June 28, 2000, except for the restatement referred to in Note 2(a), as to which the date is October 19, 2000, with respect to the balance sheet of Castle Networks, Inc. (a development stage enterprise) as of April 20, 1999 and the related statements of operations, stockholders' deficit and cash flows for the period from January 1, 1999 to April 20, 1999 and for the cumulative period from inception (October 16, 1997) to April 20, 1999, which report appears in this Registration Statement, and to the reference to our firm under the heading "Experts" in this Registration Statement on Form S-1.

/s/ KPMG LLP

Boston, Massachusetts
February 7, 2001